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                                                                    Exhibit 2.14

                                THIRD AMENDMENT
                                       TO
                         MERGER AND ISSUANCE AGREEMENT

         THIS THIRD AMENDMENT TO MERGER AND ISSUANCE AGREEMENT (this "Amendment") is made and entered into as of July 22, 1997, by and between Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"), and Security Capital Group Incorporated, a Maryland corporation ("Security Capital").

         WHEREAS, PTR and Security Capital are parties to that certain Merger and Issuance Agreement, dated as of March 24, 1997, as amended on April 21, 1997 and June 26, 1997 (as so amended, the "Merger Agreement"), pursuant to which, among other matters, PTR and Security Capital agreed to merge subsidiaries of Security Capital performing REIT management and property management services with respect to PTR with and into a subsidiary of PTR in exchange for common shares of beneficial interest of PTR; and

         WHEREAS, the parties desire to amend the terms of the Merger Agreement to clarify certain ambiguities and to clarify the rights and obligations of the parties with respect to the matters set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1. Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

              SECTION 2.3 THE RIGHTS OFFERING. PTR shall distribute as a dividend to each holder of record of PTR Common Shares, as of the close of business on the PTR Shareholders' Approval Record Date, rights to purchase PTR Common Shares entitling such holder to subscribe for and purchase PTR Common Shares during the period commencing on the date the PTR Prospectus is mailed to such holders and expiring on the close of business on the date of the Merger Closing (the "Rights Offering Expiration Date"). The issuance of such rights and the issuance of PTR Common Shares upon exercise of such rights shall be registered under the PTR Registration Statement and PTR shall use its best efforts to cause the rights to be tradeable on the Exchange on which the PTR Common Shares are listed. Each holder of PTR Common Shares shall receive one (1) right for every one (1) PTR Common Share held of record by such holder as of the PTR Shareholders' Approval Record Date. The exercise price per PTR Common Share for such rights shall be equal to the amount determined by the PTR Board (or a duly authorized committee thereof); provided, that in the event that the Fair Market Value of an
                   --------
         PTR Common Share is more than $27.11475, then the exercise price per PTR Common Share shall be $27.11475; and
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         provided, further, that the exercise price per PTR Common Share shall
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         in no event (other than as described in the preceding proviso) be less than 94% of the Fair Market Value of a PTR Common Share. PTR shall make available for issuance in the rights offering, up to a maximum number of PTR Common Shares equal to the difference between (X) the amount determined by dividing (A) the number of PTR Common Shares issuable pursuant to Section 2.1 by (B) the percentage of all outstanding PTR
                     -----------
         Common Shares owned by SCG on the PTR Shareholders' Approval Record Date (the amount determined pursuant to this clause (X) being the "Rights Offering Amount") and (Y) the number of PTR Common Shares issuable to SCG pursuant to Section 2.1. Each holder shall be entitled
                                     -----------
         to acquire one (1) PTR Common Share by paying the exercise price as determined above and surrendering that number of rights (rounded down to the nearest whole right) equal to the amount determined by dividing the aggregate number of PTR Common Shares outstanding on the PTR Shareholders' Approval Record Date by the Rights Offering Amount. SCG agrees that it shall not exercise or sell or otherwise transfer any rights issued to it pursuant to this Section 2.3 and SCG shall not
                                              -----------
         purchase or otherwise acquire any rights. Any PTR Common Shares that are not subscribed for by shareholders may be offered to other shareholders pursuant to an over subscription privilege and, if not fully subscribed for by shareholders, may be sold to third parties. The REIT Manager shall, at its own expense, engage an affiliate of SCG to assist PTR in selling PTR Common Shares to third parties.

         Section 2. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

         Section 3. Except as otherwise specifically modified hereby, the Merger Agreement shall remain in full force and effect.

                                 *  *  *  *  *
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             SECURITY CAPITAL PACIFIC TRUST


                             By:  /S/ R. SCOT SELLERS
                                  -----------------------------------------
                                  R. Scot Sellers
                                  President and Chief Executive Officer


                             SECURITY CAPITAL GROUP INCORPORATED


                             By:  /S/ JEFFREY A. KLOPF
                                  -----------------------------------------
                                  Jeffrey A. Klopf
                                  Senior Vice President